Exhibit 99.1

Certification of Chief Executive Officer of PrivateBancorp, Inc. under 31 C.F.R. Section 30.15

I, Larry D. Richman, Chief Executive Officer of PrivateBancorp, Inc. (“PrivateBancorp”), certify, based on my knowledge, that:

1.
The compensation committee of PrivateBancorp has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to PrivateBancorp;[1]

2.
The compensation committee of PrivateBancorp has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of PrivateBancorp, and has identified any features of the employee compensation plans that pose risks to PrivateBancorp and has limited those features to ensure that PrivateBancorp is not unnecessarily exposed to risks;

3.
The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of PrivateBancorp to enhance the compensation of an employee, and has limited any such features;[1]

4.	The compensation committee of PrivateBancorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under 1 and 3 above;

5.	The compensation committee of PrivateBancorp will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

a.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of PrivateBancorp;

b.	Employee compensation plans that unnecessarily expose PrivateBancorp to risks; and

c.	Employee compensation plans that could encourage the manipulation of reported earnings of PrivateBancorp to enhance the compensation of an employee;

6.
PrivateBancorp has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

7.
PrivateBancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

8.
PrivateBancorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

9.
PrivateBancorp and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period, and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

10.
PrivateBancorp will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

1 In light of the ending of the TARP period on October 24, 2012, the compensation committee was required to meet only once during 2012 to perform such action.

11.
PrivateBancorp will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph 8;

12.
PrivateBancorp will disclose whether PrivateBancorp, the board of directors of PrivateBancorp, or the compensation committee of PrivateBancorp has engaged during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

13.
PrivateBancorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

14.	PrivateBancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between PrivateBancorp and Treasury, including any amendments;

15.
The obligation for PrivateBancorp to submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year is not required as a result of the ending of the TARP period on October 24, 2012; and

16.	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date:	February 22, 2013	/s/ Larry D. Richman
President and Chief Executive Officer